Exhibit 99.2

Event Name: ClearSign Technologies Q4 and Full Year 2020 Conference Call

Event Date: Tuesday, March 23, 2021 5:00 PM ET

Officers and Speakers

Matthew Selinger; Investor Relations

Brian Fike; Chief Financial Officer

Jim Deller; Chief Executive Officer

Analysts

Amit Dayal; H.C. Wainwright

Robert Sussman; Bentley Capital Management

Robert Harvey; Private Investor

James Kennedy; Marathon Capital Management

David Brown; Private Investor

Robert Kecseg; Las Colinas Capital Management

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Fourth Quarter and Full Year 2020 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would like now to turn the conference over to Matthew Selinger of FIRM IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Fourth Quarter 2020 and Full Year Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products and other risks that are described in ClearSign's public periodic filings with the SEC, including a discussion in the Risk Factors section of the 2019 Annual Report on Form 10-K. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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So on the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brian Fike, ClearSign's Chief Financial Officer. So at this point in the call, I would like to turn it over to Brian Fike. Brian, please go ahead.

Brian Fike: Thank you, Matthew, and thank you to everyone joining us here today. Our financial results on Form 10-K will be filed with the SEC in the coming weeks. All numbers mentioned here are preliminary.

The cash burn for the quarter ended December 31, 2020, was approximately $1.8 million, compared to approximately $1.5 million in the same period of 2019. This increase is specifically due to the extensive product development we have ongoing in our process burner product line and to a delayed payment for a past complete project.

Our cash and investment resources were approximately $8.8 million at the end of the fourth quarter of 2020, compared to $10.6 million at the end of the third quarter of 2020.

Shares outstanding at December 31 of 2020 were 30,077,436.

It is important to note that with our quarter-ending balances, we have sufficient working capital available to carry us well into 2022, and that is without revenue from any other sources.

And with that, I would like to turn the call over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Thank you, Brian, for that financial overview. Hello, everyone, and welcome to the ClearSign Technologies Fourth Quarter and Full Year 2020 Conference Call. Thank you for joining us.

We have had a lot of recent activity, especially in the last few weeks, and we're excited to share more details with you. Some of this will be new and some giving more color on backgrounds to topics covered in press releases issued in the last three months. As there have been many new developments since our last call in late November, I will spend the majority of this update giving more detail of these recent activities and how they fit into our overall strategic plan.

I will start off discussing two recently completed multi-burner process burner installations. One of these, related to our infrastructure project, was the topic of a press release issued earlier today. I'll make further comments on this product line in general and then move into developments in our boiler burner product lines, both domestic and the significant progress in China that we announced yesterday. I will end up with my review of our technologies, some comments related to flares, and provide an update on our ClearSign Eye sensor products. After some general business-related topics and my closing remarks, we will open up the call to questions and answers.

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We have been quiet on our activities in the Zeeco test facility for the last few weeks because we have been out in California installing and starting up our process burners in two installations. Due to the timing of the planned shutdowns, and more importantly, startups, both of these projects needed to be executed concurrently. Both of these projects were multi-burner heaters, both in critical service -- that is, the plants cannot run without these heaters. Both projects presented complex operational requirements and now, thanks to our very talented and dedicated process burner engineers and accumulation of months of product refinement and optimization, both projects are in operation.

The first is World Oil. You may recall that this is a collaborative demonstration project one third funded by the California South Coast Air Quality Management District. That is the government regulator charged with setting the emissions directives for Southern California and identifying the technologies and economic justifications to support the new mandates. The remainder was funded by the customer, World Oil, and ClearSign contributing in kind.

This installation is comprised of five burners arranged in a circle in the floor of a cylindrical heater. The firing intensity of this project is almost twice the American Petroleum Institute recommended maximum. For anyone on this call from the industry, the firing density for this heater is over 500,000 BTUs per hour per square foot. For the rest of you, just know that such a firing density is very rare in a multi-burner heater and creates an extremely challenging situation, especially when low NOx is your goal. During the start of our performance-proving process, the burners were all brought up to a maximum rate concurrently and delivered steady, sustained operation at the maximum permitted firing rate of the heater for several hours before the site reduced the rate slightly to match their current process demand.

Prior to the installation, these burners were demonstrated to World Oil while operating in the Zeeco test furnace. As they are very similar in size to our ExxonMobil project, it was efficient to include this optimization and demonstration as a slight detour from that project, and also as a confirmation that the progress we are making there is scalable and repeatable to enable it to be deployed as a complete, highly functioning product line. As is routine now, all materials required for these burners were fabricated by Zeeco and the burners shipped from their site to California early this year.

We do have a small punch list of items to complete before closing out this project, and frustratingly, following a one-off anomaly in the fuel gas supply to the burners that occurred after our burners were up and running, three of the burners need attention to resume their earlier and as-desired operating mode. Even so, this heater is in full production and under the operation of World Oil.

Overall, this installation has been a success and testament to the great advances we have made in getting our process burners to the point they are ready to handle the rigors of commercial refinery deployment. Having this multi-burner installation performing in such a highly fired heater will provide a great reference and validation of our ClearSign Core technology, and we anticipate will be of great benefit when discussing opportunities with all the prospective customers who have told us, in one form or another: We love what you can do; we just don't want to be first. This project was installed and the control system provided by our collaborative partner California Boiler, who are demonstrating great proficiency and now gaining great knowledge and experience installing our equipment and bringing it into operation.

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As announced in the press release issued early this morning, the second installation and startup was for our infrastructure project. This is on an internationally known, Fortune 500 company whose main business is the transportation and storage of fuels. The purchase order for this project was announced back in October 2020. This is, again, a vertical cylindrical heater with burners arranged in a circle in the heater floor. These burners are close to half the size of the ExxonMobil and World Oil burners but have the same core configuration; again, validating the scalability of the technology.

This project was sold by California Boiler and displaced the SCR system that was originally planned for this project. This is noteworthy, as we believe ClearSign Core burners are a significantly more cost-effective solution to reducing NOx emissions than SCRs. As a reminder, SCRs treat NOx after it has been produced, while our burners create dramatically less NOx in the first place, thus eliminating the capital and operational costs of post-combustion NOx reduction. California Boiler also provided the burner installation and worked with our engineer to bring the unit online.

The formal third-party emission verification for this site is anticipated in the near future, but we do not have a specific date yet. Our own informal measurements were taken during the commissioning process -- indicate that our burners are performing as expected, and this heater is fully operational and the site is up in full production with a set of new ClearSign Core burners.

This brings us to the ExxonMobil testing. The project installation was moved by ExxonMobil to Q3 of this year, as was previously announced. Testing has gone well and has been hugely additive to our process burner technology in general, in part driven by the extensive and holistic operating envelope requested to be demonstrated by ExxonMobil. One significant final hurdle has been enabling the burners to operate with fuel gas containing from 0% up to 80% hydrogen; again, kudos to our engineering team, who have now worked out how to achieve this.

Now that the two installations in California are up and running, we anticipate completing the testing and arranging the formal performance demonstration for ExxonMobil in the near future. Improvements to our technology resulting from this project have been incorporated also into the burners supplied for the World Oil project and the infrastructure project, enabling us to achieve the success that we have. Even understanding the magnitude and significance of the ExxonMobil performance test and future installation for ClearSign, we always have to prioritize the site installations and turn our schedules, as our customers are depending on us to enable them to get their site back up and running on schedule.

Additionally, on February 2 this year, we were pleased to announce another order for ClearSign Core process burner in a second super major. We believe this project is another validation project for our technology, a part of our roadmap for future implementation to meet the anticipated future emissions requirements. This installation is in Europe, another first for us, but this super major has multiple refineries in California, the U.S. Gulf Coast and many other U.S. locations.

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This brings us to our boiler burner product line. We have made significant improvements to this technology over the last few months. It has been specifically focused on the firetube burner design, primarily because we have the ability to test and prove our design in the small size range, but we believe we can, and fully intend to, use the improvements we have made in the smaller burner sizes to scale up to deliver similar benefits in our much larger watertube product line.

The most significant development has been to redesign this product into a single-piece burner that will insert into the boiler through the traditional burner opening in the same way that typical burners for these applications are installed. This follows the same philosophy that we have applied to the process burners. We need to make our products easy to use and as similar as possible in their installation and operation to the traditional equipment with which our customers are familiar. We believe that this will increase the rate of adoption of our equipment and enable more efficient installation and servicing because it will be more aligned with other burner equipment with which site engineers and service personnel are used to working.

Last month we announced our collaboration with California Boiler for the sale and installation of firetube boiler burners and flares in the U.S.A. Under this agreement, both parties will sell and promote the product line. California Boiler will provide the controls equipment or adapt what is already onsite and provide the installation, startup and ongoing servicing of the burners. This is their core business now, and they have a very proficient team providing this service. The burner technology itself, including the ClearSign Core, will be fabricated to ClearSign drawings by third-party fabricators. As an added bonus, California Boiler also has a fleet of rental boilers that can be outfitted with ClearSign Core burners. This will provide the opportunity to demonstrate and, if need be, optimize the scaled-up versions of these burners before they are deployed into customer installations.

Our initial target market for the firetube boiler burners was the Chinese market, and this is still our biggest opportunity. But with recent developments to the ClearSign Core burner design, we are able to achieve NOx emissions below the new SCR-focused 2- to 2.5-parts-per-million NOx threshold, opening up what we believe is a great opportunity to provide an alternative to SCRs in the California boiler burner market, both for replacement and retrofit opportunities.

The San Joaquin Valley Air Pollution Control District has already announced a 2.5-ppm target for mid- to large-sized firetube boilers. This will cover an estimated 230 boilers. We expect that the other regions of California will settle on similar requirements, and if that happens, we foresee an estimated potential market in the region of 7,000 boilers which will be targets for conversion. Obviously the market can expand throughout the rest of the U.S.A. and other markets as NOx emission requirements are lowered.

Now turning our attention to China. Despite the restrictions in place to control the spread of COVID-19, we have also continued to push forwards there, and as highlighted by our press release issued yesterday morning, we have success to share in this market also. At present, we have been limited to only have Mr. Manny Menendez, our President of ClearSign Asia, in country, so we have had to work around not being able to deploy our technical resources there. However, we were very pleased to announce that our formal government burner product type testing application and extensive documentation was successfully submitted and accepted by the China government burner testing authorities. Acceptance of our ClearSign application was required before the government agreed to proceed and schedule formal onsite commercial burner product testing for safety, performance and to verify that our burner is in compliance with the Chinese regulations.

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Further, as announced in the press release, we have successfully produced, installed, commissioned and brought into full operation our ClearSign Core ultra-low-NOx firetube burner and a commercial firetube boiler in China, and, importantly, arranged for the Chinese government testing authorities to conduct and complete their rigorous burner product tests. We believe this demonstration met all requirements, although to be absolutely transparent, in accordance with the official Chinese process, we do not have written confirmation of this at this time. But this is expected to be received during the second quarter of this year.

For anyone not aware, the Chinese government burner "type" testing is mandatory for boiler burners, and if granted, our formal government burner product certification will certify that our ClearSign Core firetube burner is a commercially approved production ultra-low-NOx burner model, and accordingly, is allowed to be marketed and sold in the China market. This formal government certification, assuming it is received, will be a major milestone for ClearSign.

While we celebrate this anticipated breakthrough, completing the product certification process is only a means to an end. Concurrent with the documentation and demonstration of our firetube burner, we have been busy developing sales channels and a supply chain to turn this into a profitable business in China. And as in the U.S.A., we plan to do this through collaboration and partnerships.

One avenue that we have been developing is a strategic sales channel and alliance with China's top-tier boiler company, Jiangsu Shuang Liang Boiler Company, Limited, a subsidiary of China's Shuang Liang Group Company, Limited, which is one of China's top 500 enterprises. Shuang Liang Boiler Company has the largest market share and ranks as China's #1 boiler manufacturer in the industrial boiler, district heating boiler and commercial and institutional boiler markets, with over 700 active sales personnel. We have been developing our relationship with Shuang Liang Boiler Company now for some time, and in fact, they have provided the firetube boiler personnel and facilities needed for our demonstration firetube burner. Today, they are aligned with ClearSign and see great potential in providing a next-generation, ultra-low-emission and high-efficiency, integrated boiler burner combustion system.

As was included in the press release issued early yesterday morning, I'm excited to announce we have signed a nonbinding collaboration framework agreement to this effect, and in addition to the relationship that has been nurtured with Shuang Liang, we have confidence in the sincere interest of the Shuang Liang Group due to the fact that they have already invested notable resources, expense and effort in facilitating our burner demonstration. We do continue to maintain our close relationships with the Beijing District Heating Group. We are both looking forward to being able to resume work to demonstrate our large boiler burner technology and the 29-megawatt watertube boiler in Beijing. In addition, the Beijing District Heating Group has expressed an interest in possible firetube burner opportunities once our firetube burner certification is in hand.

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I will now briefly switch to our other product lines. As mentioned earlier, our agreement with California Boiler includes flares in addition to boiler burners. Following the successful startup of our most recent flare order, discussed in our call last November, we have optimized this product and extended its operating range. Our plan is to provide fabrication details for a range of complete flares, starting with the smaller sizes. These will then be fabricated by a third-party vendor on an as-needed basis. There is a controls element to the company's flare equipment in addition to the need of installation, startup and ongoing services. Our collaboration with California Boiler is very complementary to our respective technology and capabilities in this regard, and given that the current need for this ultra-low-emission flare technology is in, primarily, California, our collaborative partnership with them makes us very well positioned to develop this market.

Our ClearSign Eye sensor product is now operational, and we have a full demonstration unit set up and in the hands of our sales team. This demonstration comprises a fully functional industrial pilot, basically set up on a transportable tripod that runs on fuel from a standard propane bottle, just as is used on backyard grills. Our ClearSign Eye is mounted to that pilot, just as it will be on the operational pilot on customer sites. This demonstration setup also includes all the controls equipment necessary to operate the sensor and show that the flame is on, the flame strength, and to send a signal back to the customer's operations control system.

To date, opportunities to demonstrate the Eye have been limited by customers generally not being in the office, or if they are, not able to receive external visitors. As working life returns to normal, in hopefully the near future, we look forward to finally being able to get this new technology into the hands of our customers and ultimately installed in some first-adopter sites.

Turning our attention to internal matters, I am very pleased to welcome Judy Schrecker to our Board of Directors. Along with her energy, Judy brings more than 40 years of financial and operating leadership with board participation and broad international experience. Most recently, Ms. Schrecker was Vice President of Finance of Flat Rolled Products at ATI Metals, Inc., a global manufacturer of technically advanced specialty materials and complex components, overseeing revenues of over $1 billion. Prior to that, Judy was Chief Financial Officer of Alcoa's Global Rolled Products business and a member of the executive council of the company. In my conversations with Judy to date, she has demonstrated a strong affinity for the operations of the business and applying her financial acumen to identifying and maximizing opportunities for profit. I am personally very confident she will be a great complement to our board, and on behalf of the board, again, we are very pleased to welcome Judy to the team.

While these calls are necessarily retrospective, our focus is always on the future. We have some key events on the horizon that it makes sense to note. In the next few months, we expect to receive the formal confirmation that our first firetube boiler burner is certified and authorized for sale in China. This will be a great milestone for ClearSign and enable us to start selling our first fully commercial product in China. Our expectation is then to arrange and negotiate the partner and vendor relationships we need to sell, deliver and service our burners while in parallel cycling through the certification process of other burner sizes to complete our commercial firetube boiler burner range in China.

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We will follow a similar course in the U.S.A. We will first demonstrate our 125-horsepower firetube boiler burner in a non-ClearSign operating boiler; then, in tandem with our China project, will develop and prove the larger sizes to complete this product range. The commercialization in the U.S.A. will be done with our new collaborative partner in this market, California Boiler.

Our big milestone on the near horizon for our process burner product is to complete the performance demonstration for ExxonMobil. As discussed, this has been delayed a few weeks by our recent startup activities on the two multi-burner heater sites in California, but we look forward to returning to the Zeeco test facility and bringing this extensive testing project to fruition. As an indication of the quality of our relationship with Zeeco, we have continued to make progress with this testing remotely from California, working with the Zeeco team, who, like us, are eager to demonstrate this finished product and to push forward with the development of our process burner business.

The completion of this testing is also a milestone in the development of our mutual business with Zeeco and to initiate a much more comprehensive engagement. For both the validation of our burner technology across the very extensive operating requirements requested by ExxonMobil and, we believe, being watched by the United States refining industry at large, and the strategic engagement of the [indiscernible] Zeeco business infrastructure and expertise, the completion of the ExxonMobil demonstration will be a very significant importance to ClearSign.

Of course, we also have the new order for our second super major to complete. This will be tested at the Zeeco facility prior to shipping to the final destination in Europe. This will add further to our installation references, and we anticipate the general confidence within the industry of the solutions and benefits that ClearSign Core offers. Beyond this, we do have an active sales funnel and look forward to future orders. Our sensor, ClearSign Eye, is in the hands of our sales team, who look forward to customer engagement and being able to place the first units into operation.

Before I close, I want to thank our employees for their continued focus and hard work this past quarter, and for working out how to get the job done despite the complexities presented by the effects of COVID-19; in particular, for the dedication and commitment of those developing our technology and seeing our site installation projects through to a successful conclusion. Of particular note, Mr. Manny Menendez for delivering our success in China; Dr. Donald Kendrick for advancing our firetube boiler burner technology to enable sub-2-ppm-NOx capability; and Mr. Jeff Lewallen and Dr. Venkatesh Iyer for our concurrent installation and startup projects in California and the huge progress they have made to the operating capability of our process burner product line.

With that, operator, can we please open up the line for questions?

Questions & Answers

Operator: [Operator Instructions]

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Our first question will come from Amit Dayal with H.C. Wainwright.

Amit Dayal: Congratulations on all the progress; very impressive stuff. With respect to just revenues for 4Q '20, did you have any revenues in the fourth quarter?

Jim Deller: So Amit, I can start off. Brian may add details. The infrastructure project was our -- I'll call our first -- what will be an example of a normal operational project. That now was sold at our planned pricing. It was executed as normal, fabricated by Zeeco, shipped to the site and started up as normal, and just completed. But that project was the one that we announced very recently, and the actual work and the revenues for that will fall into Q1 2021.

Amit Dayal: Okay. Not a big deal; I just was wondering if there were any cores in the fourth quarter, or will most of that show up in the first quarter, so I guess I have my answer.

Jim Deller: Correct, yes.

Amit Dayal: Okay.

Jim Deller: Plus -- yes, the -- yes.

Amit Dayal: Yes. And then just with all these developments from a commercialization perspective, could you share a bit more on a high level, if you can, like, what is in the backup now? And these projects that you are hoping to deploy, are these all for 2021, do you think, or will some of these go into 2022 also?

Jim Deller: Yes, Amit, let me address that. I'm not sure if I can get down to the exact specifics that you asked, but the -- we'll start with the -- there's two big product lines. We'll start with the process burner product line. Also, we have the second super major order that we announced, and the -- that project will ship and be installed in Q3 of this year. That's, at least, the current schedule. So that's definitely going to be a 2021 project.

But we're really looking at a ramp-up from this point. That is a demonstration project for that super major oil refinery. Even though it's going to Europe, they are looking at -- or we believe they're looking at, I should say -- the multi U.S. refineries that they have here, and as part of their emission reduction programs here in the U.S. So success there is going to really seed our pipeline with a major oil company with multiple refineries to be addressed here in the U.S.A.

And the situation is similar with the ExxonMobil projects; it's a single project right now that's due to install again in Q3 of this year. But the purpose of this project is not a one-off sale; this is for the technology to be proven and then included as part of the emissions control plans for at least the Baytown refinery, and we believe multiple refineries, for ExxonMobil. We do -- we obviously have interest from other clients, but I'm really looking at the big strategic opportunity and the pipeline to really deliver the large growth that we expect, and that's going to come from the major oil refineries that have these huge plants and really a huge need for burners and a huge need to control emissions in the regulated states, especially California and Texas.

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We also talked about our firetube boilers, and both in the U.S.A., we do see an imminent opportunity there, but San Joaquin Valley has, in December, rolled out their new emissions targets. We have recently developed our firetube boiler burner that we believe uniquely can meet those targets without an SCR, so our collaboration with California Boiler, we have a channel to market, so we are in a position to start delivering that product and to rapidly scale it using their rental boilers to meet those demands. So that is definitely a near- to midterm sales process. And then in parallel, now with our -- what we will expect will be our certification in China, we will have a product that's certified for sale there.

Incidentally, the burner that we have in China, we've built that in China. That is a Chinese product, fabricated with Chinese vendors, installed in China, tested in China. So we can repeat that, and we have that process worked out. And then with the Shuang Liang Group, with that massive sales team intending to incorporate our burner into their boilers, we have a very powerful sales channel. So I think all of those really lead to a very promising sales expansion in the reasonably near future.

Amit Dayal: Yes. So with respect to your comments on China, that was going to be one of my questions, where all these products, which the Chinese market will manufacture -- how should we think about that in terms of your -- the burden on your balance sheet, et cetera, to finance some of those things? Is this now going to be shorted a little bit by some of these partners, or will you still need to make some investments to get some sort of manufacturing setup going over there?

Jim Deller: The plan today is to operate very much as we have in U.S.A. The fabrication of the burner that we have there and in the future will plan to be done in third-party fabricators. Now, I want to make a distinction: We are not going to a Chinese burner manufacturer for multiple reasons, one being IP. What we've done is, we have the drawings; we've developed the technology here in the U.S., so we have the drawings, and then we will take the different burner components and actually have them fabricated in different Chinese fabrication shops unrelated to the burner industry, and then we'd bring those components together to provide the completed burner. But we are doing it with third-party shops. So I won't say never, but certainly at this time, there are no plans to develop our own fabricating facilities in China. We will work through partners and collaboration. And we let them do what they do well, which is the fabrication. We will just bring our technology components together to deliver the final product.

Amit Dayal: Understood. And with this -- with respect to this win in Europe for the demonstration with the super major entity, was this sort of an organic win or was this through a distributor? How did this come about? And what are you doing for potential other opportunities in Europe? Are you looking to other distributors? Are you attacking the market organically?

Jim Deller: Yes, great question, Amit. So yes, let me explain. This product, this particular order, is going to a heater in Europe. The client is a global super major refining company along the lines of -- it's obviously not Exxon, but in that tier. We know the senior engineers of these companies very well, and it's through our relationships with them that they have become obviously very aware of what we are providing, and ClearSign Technology, and of the progress that we've made in developing our product and getting it to the point that it's ready for deployment. They wanted to test the products with an eye to their future installation plans, and it just so happened that the heater and the installation that made the most sense for them to put this first project happened to be in one of their European refineries.

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So we did not approach a sales channel in Europe to find the opportunity. It was really a sell to the super major oil company. They were looking for somewhere to test the technology out as their first project; that happened to be for this destination in Europe. I think further in our plans, there -- I hope there will be opportunities into Europe. At this time, the emissions legislation there is not as tight as the U.S.A., and quite frankly, I'm very interested in getting our business going as quickly as possible. We have a very large addressable market in the U.S.A., and especially for the process burners. We are focusing here to get that done quickly rather than spreading ourselves thin and spreading into Europe at this time.

Operator: Our next question will come from Robert Sussman with Bentley Capital Management.

Robert Sussman: A few questions: Can you tell us why Exxon delayed until the third quarter? And you indicated, I think, an issue with your installation in California, as slowing down your demo and testing for the Exxon project. Can you give us an idea when the Exxon testing could be done, based upon the corrections that you've made in California, and why Exxon did delay it till the third quarter?

Jim Deller: Okay. I don't want to correct a question, but I think there are some assumptions there that I need to address. Firstly, there is no correlation between the installation in California and the testing for Exxon. Exxon had multiple shutdowns. It's a very complex refinery. And I can't speak for Exxon. They did move that installation to Q3, and we just very much look forward to getting our product installed in that refinery then.

The burners in California, the World Oil site, they're -- that project, it's a little frustrating, but our project worked really well. The burners were installed, they ran up, they were operating, they ran at their maximum firing level for a very sustained period of time. It gave the refinery confidence at that full rate, and they finally just reduced back down to the normal operating rate. So everything was working very well, except at some point later, there was an anomaly in the fuel gas supply that caused a problem. It's obvious we can address it. We can go back and take care of it. That is in no -- it's not related to Exxon, and unfortunately it's there, but it shouldn't diminish the results as they're seen in terms of proving the ClearSign technology. Our burners were running for a long period of time and very smoothly until this happened.

The reason that I mentioned it is really just to be transparent, and if our customers want to go and see that site, we'd obviously want them to know that the burners were not all operating as we designed them right now. We certainly hope they will be as soon as we can get back into that heater, but it's not a -- I wouldn't want to take that as a reflection on the state of our technology. Our engineers did an absolutely incredible job developing the burners to this stage and to get these burners running in such a highly fired heater, and performing as smoothly and as well as they did, and up to and including the maximum firing rate in this heater, just as designed, was absolutely incredible. And I'm personally extremely pleased with that result. So it's very difficult to bring up what happened after out of concern it will be taken in the wrong light, but this really was a huge success for ClearSign.

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Robert Sussman: Good. So can you give us some timeframe for when you think you'd be able to complete the Exxon demo and get Exxon to approve it? What a timeframe might be?

Jim Deller: I can't give an exact date. We don't have a date arranged with Exxon yet. To use a football analogy, I certainly believe we're at the five-yard line. Getting the burners to operate over a fuel gas range from 0% hydrogen to 80% hydrogen, those may be just numbers; to anyone in the industry, knows that that is an extreme fuel range, and it's a huge achievement for a burner technology. We've been able to show that, and we've got the burners to operate over that range. We do have some minor finishing touches to complete, so we're not quite ready to call in for our final demonstration yet, but I'm very pleased with the progress we've made, and I think it's going to be in the -- the best I'd say, the reasonably near future.

Robert Sussman: Okay. My last question is: What do you think the timeframe, if things go -- the optimistic timeframe would be to get the approval from the Chinese government to sell your product with your Chinese partner?

Jim Deller: So in the call -- within this coming quarter.

Robert Sussman: Within the second quarter is what you mean, I assume?

Jim Deller: Yes. Yes, I mean, Q1 is pretty much over. Yes.

Operator: Our next question will come from Robert Harvey, a private investor.

Robert Harvey: Jim and Brian, the -- I believe you said, I think it was sometime last year, that the addressable boiler burner market was 7,000 or 7,500 units in California, but if I recall correctly, 350,000 in China. California is one of the most populous states in the U.S.; how is that there's so many? And are these equivalent, the 7,500 in California are equivalent to each of those 350,000 in China, or are the Chinese ones smaller? Just a sense of the addressable market would be helpful. Thank you.

Jim Deller: Yes. I'll answer this the best I can. The application of boilers in China is a little different. So the 7,000 number is what we -- it's our estimate of the firetube boilers in California, because the firetube are typically the -- I hate to say the smaller end of the range, because these things really get to be quite big, but when you get up to watertube and sting generation they get absolutely massive.

The 350,000 boilers that -- and that's not the total boilers in China, that's just the number that we believe need to be converted to ultra-low-NOx because of the nonattainment regions within China. So they have a lot more boilers than that, but this is their immediate market need. About 80% of those, we believe, are of the firetube type, the remainder being the larger watertube.

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The difference in China is the northern regions of China, they have a district heating model. So whereas here in the U.S. we have personal HVAC systems that heat our houses and heat our offices, in China the district will have a government-run boiler plant that will have a whole series of boilers, and they heat up hot water they pipe around the buildings within that district to provide the heating during the cold months of -- and you can imagine, in Beijing and north of Beijing, it actually gets really cold. So there are some very big government organizations in China that run many, many boilers, and that's how the numbers get so high.

Also, in our past and present, we have formed a very close engagement with the Beijing District Heating Group, which is the largest of these government organizations that provide the heating in Beijing, and we actually have a collaborative project with them. During the call, I mentioned, with regard to the firetube boiler burner in China, that through our relationship and our conversations with them, and in particular, Mr. Manny Menendez over there, has a very close relationship. And they are very interested also in our firetube boiler burner project because they have a lot of firetube boilers in their region and they are in a nonattainment region, and they need to get their NOx emissions in compliance with the requirements of the Chinese government.

So your numbers are correct. I think the firetube boilers are largely similar, but I think the important difference with China is they have these massive government organizations that also provide the district heating and they also have a very big pending government requirement to the get the NOx emissions from their highly -- high-density population areas where they do have NOx attainment problems, and they've got a mandate to get those NOx emissions down.

Operator: Our next question will come from Jim Kennedy from Marathon Capital.

James Kennedy: Jim, most of my questions have been answered; I just had a quick one on the China market. Are you aware of competing technologies? Do they have an SCR market over there, or are you one of the only solutions that you're aware of for that market?

Jim Deller: Jim, from what we've seen, there is very little activity from SCRs in China. I can't say there's none, but I'm not aware of any, and certainly believe it's very low. From talking to the operators on my last visit there, which was, unfortunately, due to COVID, a little while ago, they like a simple operation. The Chinese are also very focused on efficiency, so the horsepower required for blowers and the use of ammonia and the quite large operational costs for an SCR, I believe, will be a deterrent to the Chinese deploying that technology.

But that's also relevant when we look at -- you asked about other burner technologies. There are other burners in China; they can't -- I don't believe they can get NOx as low as we can. They tend to use a lot of flue gas recirculation, which again involves blowers and complexity in the controls. And we've actually got similar responses from the operating companies regarding those, that just the efficiency, the extra blowers and the complexity of running those systems are not liked.

And we believe that is the main driver between the interest at the Beijing District Heating Group have shown in our technology, that we offer a burner that has a simple blower, has no flue gas recirculation, doesn't require any additional ductwork or blower to -- basically, what they do is take the flue gas from the stack and blow it back around to the burner, so there's extra power and extra construction there. So I do believe that we offer the simplest solution in China, and as needs arise, I'm -- as we do in the U.S.A., I believe with our burners we have the ability to provide the lowest NOx also.

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Operator: Our next question will come from David Brown, a private investor.

David Brown: Great progress. So many different fronts; it's just -- to me, it's encouraging as an investor and an author who's written about the company on Seeking Alpha, that you have so many different fronts that you're working on and finding success. My question that I haven't heard asked yet was: I wanted a little more color on the parts per million requirements, especially in the more restrictive markets like California. You mentioned a victory in the San Joaquin district, that you were able to get the firetube boiler down below 2.5 parts per million, which is their current and future targets. I know that those targets have kind of moved from below 5 to now even lower, to below 2.5, and various verticals. Can you tell us a little bit about where the ClearSign Core is coming in with the various verticals, the different types of applications, and how you're meeting the regulations?

Jim Deller: Yes, and I will the best I can. I think the first thing to note is, especially regarding -- well, California and Texas, the San Joaquin Valley did issue their latest targets in December. The other regions are in the process of developing their new guidelines. The best indications we have, I believe the other regions of California are going to come out with numbers similar to the San Joaquin Valley. The numbers for Texas at this point, I truly don't know where -- I don't know where any are going to end up. I don't have as good guidance in Texas. I believe the process burners will be targeting a similar number. But the regulations typically for process burners -- I mean, as pretty much for the boilers also, vary by the size of the equipment.

The heaters like the World Oil heater and the infrastructure project we've just started up, I believe that the regulation for that type of heater is going to come in around the 9-ppm level. That's a general guidance. With that, with the data we've got that we've noted, the -- and I mentioned the commissioning date, which is the only one we've seen so far from the infrastructure project, is going to be comfortably below that.

David Brown: Great. And the same for flare? Now, flares have a larger ppm, usually, I think, if I'm remembering correctly. You're doing fine as far as keeping your customers happy and hopefully the regulators happy as well with flares?

Jim Deller: Yes, yes we are. Yes, we are similarly comfortable with the performance compared to the regulations for the flares.

David Brown: Okay, excellent. I think all -- most all of my other questions have pretty much been answered. It's -- let me just echo a little bit about what I'm thinking I'm hearing about China, which sounds extremely exciting. So -- and one, just one clarifying question about China: So Manny Menendez is the only ClearSign staff that's over there for the last significant period of time, so good for him in getting this all worked out. So you have one demonstration project, is that -- or are there more than one firetube boilers that you can point to when China is vetting this, and signing off, so that you can hopefully very soon get -- be able to start selling firetube boilers in China? Is that correct? You have one demonstration project right now?

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Jim Deller: So David, if I can, let me jump in as well, just regarding the staff. And Mr. Manny Menendez is our President of ClearSign Asia and spends the majority of his time there. We do have a fulltime Chinese national there also who oversees our business, and obviously, being a Chinese national, he is there fulltime, so we do have a continuous presence in China, and our Mr. Menendez is in almost constant touch with China even when he's not there. It's almost like he doesn't come home.

So back to your question, we do -- yes, regarding the firetube product, we do -- right now we have one demonstration burner that we have demonstrated. The burner is in a boiler of the Shuang Liang Group. They'll churn boilers out, multiple boilers out daily. So our expectation is, as we scale up this product line, as they have the setup and as they have the boilers, it will be a very easy process for us to fit our new burner sizes into new boilers and to run through the same process in China to build up our product line, and that certainly is our intention.

The beauty of our relationship with California Boiler is that they also have a fleet of rental boilers here in the U.S.A., and the technology is the same, so as we develop the burner technology, which we can do here in the U.S.A., we can then basically send those drawings to China, have those burners fabricated in the manner that I described earlier, and then install them into ever increasingly large boilers with the Shuang Liang Group to go through the certification process and build out our product line there.

David Brown: Well, congratulations. I think, to me, it sounds like the setup in China is beautiful, as -- with hopefully no glitches, and having that nonbinding collaboration framework agreement with Jiangsu Shuang Liang Boiler Company is -- which is the top, #1 company in boilers in China -- that's a great victory, so congratulations on that. And I'm extremely excited about that news and look forward to further announcements from the company, so thank you so much.

Jim Deller: Thank you, David.

Operator: Our next question will come from Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: Congratulations. So many things really came together on this. I wanted to focus first on the California Boiler, because it seems like that's probably the fastest, readiest to go, to add new installations and expose the product in the California market. So really, whether there's 7,000 or 3,000, as far as timing goes, don't you think that's probably the most immediate impact as far as generating some cash for the company?

Jim Deller: I think it's a bit of a race, to be honest. I think that California Boiler are in a market where we are seeing immediate demand. Very shortly after we had announced that we had the 2.5-ppm NOx burner, we very quickly became aware of a lot of interest actually being live -- sent in through California Boiler. So that is very encouraging. On this front, I mentioned a race also in China, with -- now if you think that we have the company, Shuang Liang Boiler Company, who manufacture boilers, we have been discussing with them an integrated boiler burner package, where they will sell a boiler enabled with a ClearSign Core burner as a package. That's going to be a unique offering within China. And when you think of the magnitude of that company with a 700-person sales team, I'm not sure which horse I'm going to back in this race. I think they're both extremely exciting.

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Robert Kecseg: Well, good. I was going to say, when we think about the boiler burner compared to the process heater, bigger units, do you think that, again, is where the sooner cash -- I'm concerned about cash flow and financing down the road, is what I'm kind of talking to. And so the sooner we get cash flow, the better off we are as shareholders. I'm not [indiscernible].

Jim Deller: Certainly.

Robert Kecseg: Yes. Can you just speak to that?

Jim Deller: I can. Again, I don't think there's a very clear answer. Both of our major product lines, the process heaters are -- I really believe that business is finally poised to make some huge inroads. With the multi-burner installations we now have in California, that is a reference point we've never had before. Seeing the emissions numbers, or at least what we believe will be the emissions numbers, on the infrastructure projects is going to be a great validation for us. Completing the Exxon testing and having installed sites with two super majors coming up and demonstrating the operating range that Exxon has put before us is going to be a great reference within the industry.

It's not -- these projects are not just being watched by their owners. This is a very tight and collaborative industry in general. And the technical specialists from all the refineries are watching these projects. So with that success, I really think it's going to -- potentially going to create a strong growth in the process burner industry. So whether that ends up growing faster than the boiler business is hard to say. We -- obviously with the boilers, with the opportunity before us in China and the relationship with California Boiler here in the U.S., and the degree that we've got the technology developed to, to fit the new requirements of the boiler size in California, I don't see either one as being weak. I think they've both got great potential, and I think we've got them both to the cusp of really changing this business.

Robert Kecseg: Yes, and I have to say that I think it has to be comforting to know that we're just going for that certification now, and everything is in their hands. And to have that on this call I think was really significant too. Could you just clear up for me on that World Oil -- so you put in the five burners, you ran them, demonstrated for them in the Zeeco fab, is what I have here in my notes. And California Boiler made the field installation. But are you saying that it's -- that they're not running the -- they're not actually running those burners now?

Jim Deller: No, that's not -- Bob, that's not -- no, let me clear that up. Our burners are in. They're all in. They're all running at maximum rates. And the refinery is in normal operation, and I believe their refinery is actually running at very high rates. So in terms of productivity from this heater, it's done everything that could be asked for it. The only blemish that I mentioned -- and it's not down to the burner technology, it's just an unfortunate occurrence -- is that we've had to modify the tip components slightly, and the burner -- which basically is what we've done, is we've had to de-tune the NOx-reducing features just because of this unfortunate incident that has occurred, and that's -- we just want to get back into -- to get them back to normal. But they ran in that normal configuration as designed for a long time at the maximum firing rate. So as far as the technology goes, it was a great success. It's just that unfortunately it's not a great reference for us just because not all the burners are running in their as-designed form, until we can get back in there just to switch them back.

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Robert Kecseg: Okay. And then there was something I learned of years ago in this industry about the BACT, the best available control technology, in these districts, kind of a declaration of the level of achievement of the technology. Is that something still significant, that we can look forward to? Or is it not that important?

Jim Deller: Well, let me talk in a little more general terms, and I'll be absolutely honest: The very specific requirements to get a formal declaration of BACT, I'm not confident enough about that to talk about it in detail. We are obviously working closely with the South Coast Air Quality Management District as part of that World Oil collaboration, and we are doing that with them because they basically need to demonstrate to the industry that there is technology available to meet the requirements that they are imposing in the industry. As far as I'm aware, especially with our recently completed reference sites, we are the most advanced burner technology that they have for that. But in terms of -- if you get down to the technical details of what goes into BACT, I wouldn't want to mislead anyone, and I'm not absolutely confident of the details of that requirement.

Robert Kecseg: Yes, it sounds great, though, if -- from the way you just described it. It's an effect that can have a real lever for the company to get more business. Well, I can't think of anything else right now. I'll maybe call you later. And congratulations to everybody; I really appreciate the news today, Jim.

Jim Deller: Great. Thank you, Bob. It's good to hear from you.

Operator: Due to time constraints, this concludes our question-and-answer session. I'd like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Well, everyone, I really appreciate your time today, and thank you for joining the call. On behalf of everyone at ClearSign Technologies, I wish you all the best, and thanks for calling in.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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